Exhibit 23   Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-59765 of Lincoln Benefit Life Company on Form S-3 of our report dated February 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004), appearing in the Annual Report on Form 10-K of Lincoln Benefit Life Company for the year ended December 31, 2004, to its use in the Statement of Additional Information (which is incorporated by reference in the Prospectus of the Lincoln Benefit Life Variable Annuity Account (the "Account")), which is part of such Registration Statement, and to the use of our report dated March 24, 2005 on the financial statements of the sub-accounts of the Account, also appearing in such Statement of Additional Information.

     We also consent to the references to us under the heading "Experts" in such Statement of Additional Information and in Exhibit 99 of Part II of this Registration Statement.



/s/ Deloitte & Touche LLP

Chicago, Illinois

April 4, 2005